Exhibit 99.01
Eastman Announces Third-Quarter 2025 Financial Results

KINGSPORT, Tenn., November 3, 2025 – Eastman Chemical Company (NYSE:EMN) announced its third-quarter 2025 financial results.

•Delivered strong operating cash flow of $402 million consistent with the prior-year quarter, underscoring our commitment to cash generation.
•Demonstrated significant progress on inventory actions, with an approximately $200 million reduction from second-quarter 2025 levels.
•Continued commercial excellence in defending the value of our products in a weakening economic environment.
•Remain on track to reduce cost structure by more than $75 million, net of inflation, in 2025 and an additional ~$100 million, net of inflation, in 2026.
•Continued commercial ramp-up in circular economy platform with strong operational performance.
•Returned $146 million to shareholders through dividends and share repurchases.

(In millions, except per share amounts; unaudited)	3Q2025	3Q2024
Sales revenue	$2,202	$2,464
Earnings before interest and taxes ("EBIT")	188	329
Adjusted EBIT*	210	366
Earnings per diluted share	0.40	1.53
Adjusted earnings per diluted share*	1.14	2.26
Net cash provided by operating activities	402	396

*For non-core items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“Our third-quarter financial results reflect the actions we took to reduce inventory and prioritize cash generation,” said Mark Costa, Board Chair and CEO. “With the weak macroeconomic environment persisting, our focus on cash generation, disciplined capital allocation, and structural cost reduction is more important than ever. As expected, in the third quarter we realized a slowdown in orders due to normal seasonality and customers unwinding inventory that was prepositioned to avoid tariff risk in a weakening consumer environment. In this context, our teams demonstrated continued commercial excellence in defending both prices and market share. We also made good progress on securing Renew rPET contracts for a significant ramp up in sales volume next year. We are taking a number of actions expected to create earnings growth next year and position the company for a strong recovery when the economy stabilizes.”

Corporate Results 3Q 2025 versus 3Q 2024

Sales revenue decreased 11 percent due to 10 percent lower sales volume/mix and 1 percent lower selling prices. The lower sales volume/mix was driven by weakness in consumer discretionary end markets as well as customer unwinding of tariff-related inventory prepositioned in the first half of the year, especially in Advanced Materials and Fibers.

EBIT decreased primarily due to lower sales volume/mix across all operating segments and substantially lower asset utilization to drive cash generation. Price-cost was stable in our specialty businesses, while Chemical Intermediates saw competitive spread compression. The utilization headwind was modestly higher than expected due to more aggressive inventory management actions. These factors were partially offset by actions to lower our cost structure.

Segment Results 3Q 2025 versus 3Q 2024

Advanced Materials – Sales revenue decreased 7 percent due to lower sales volume/mix.

The lower sales volume/mix in specialty plastics was primarily due to weakness in high-value consumer discretionary end markets, as well as customers leveraging prepositioned inventory to minimize the impact of tariffs on consumer prices and adjust to consumer weakness. Underlying trends in automotive sales were relatively stable for our advanced interlayers product line and slightly better than originally expected, but auto aftermarket sales in our performance films product line were lower as consumers are choosing not to buy accessories or are trading down due to affordability issues. Prices were stable due to commercial excellence in defending price and market share.

EBIT decreased due to lower sales volume/mix, lower asset utilization, including inventory reduction actions, and higher energy and tariff costs.

Additives & Functional Products – Sales revenue decreased 4 percent due to 8 percent lower sales volume/mix, partially offset by 3 percent higher selling prices.

Lower sales volume/mix was primarily driven by the timing of heat transfer fluid project completions and continued weak demand in the building and construction and auto refinish end markets. Higher selling prices were driven by cost-pass-through contracts.

EBIT was slightly lower as lower sales volume/mix was mostly offset by lower manufacturing costs, including planned maintenance expense.

Fibers – Sales revenue decreased 24 percent due to lower sales volume/mix.

Lower sales volume/mix was driven by lower acetate tow volume due to ongoing customer inventory destocking relative to last year, industry capacity share adjustments, and continued lower textiles sales into China due to the global trade dispute. The quarter was also impacted by acetate tow and textiles customers reducing tariff-related inventory prepositioned in the first half.

EBIT declined due to lower sales volume/mix and higher raw material and energy costs.

Chemical Intermediates – Sales revenue decreased 16 percent due to 8 percent lower sales volume/mix primarily attributed to continued weak market demand in the North American building and construction end market. This resulted in negative mix as North America has much higher margins than exports. Prices were lower by 8 percent due to unfavorable commodity market fundamentals.

EBIT decreased due to lower spreads and lower sales volume/mix.

Cash Flow

In third-quarter 2025, cash provided by operating activities was $402 million compared to $396 million in third-quarter 2024, driven by working capital initiatives primarily including $204 million of inventory reduction. The company returned $146 million to stockholders through dividends and share repurchases. See Table 5. Priorities for uses of available cash include capital expenditures, payment of the quarterly dividend, and net debt reduction.

2025 Outlook

Commenting on the outlook for fourth-quarter and full-year 2025, Costa said: “We expect a greater than normal seasonal decline in volume as the macroeconomic environment continues to be challenging, especially in the consumer discretionary markets (building and construction, consumer durables and auto aftermarket). We see signs of increasing consumer caution, including value-oriented trade-down behavior. Our customers through the retailers are also continuing to unwind inventory purchased and prepositioned geographically in the first half of the year to mitigate tariff risks and reduce the impact on consumer prices. We do expect most of this pre-buy inventory to be depleted by end of year.

"Against this dynamic backdrop, we remain focused on controlling what we can, including driving cash flow. We delivered strong cash flow in the third quarter with our inventory actions and aggressive cost management. We expect price-cost stability, as our commercial teams continue to demonstrate excellence in defending our prices and market share, based on the innovative value of our products. We also expect a modest increase in revenue from the Kingsport methanolysis facility. We are on track to reduce costs by more than $75 million, net of inflation, and also plan to build on this progress by reducing structural costs by approximately $100 million, net of inflation, in 2026. We expect lower planned shutdown costs and a modest asset utilization tailwind, after substantially completing our inventory reduction actions in third quarter. When putting these factors together, we project adjusted earnings per share for full-year 2025 to be between $5.40 and $5.65 and for operating cash flow to approach $1 billion.”

The full-year 2025 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements are all statements, other than statements of historical fact, that may be made by Eastman Chemical Company from time to time. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "forecasts," "will," "would," "could," and similar expressions, or expressions of the negative of these terms. Forward-looking statements may relate to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, supply and demand, volume, price, cost, margin and sales, growth opportunities, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans.

Forward-looking statements and the assumptions underlying them are subject to a number of risks and uncertainties, and actual performance or results could differ materially from expectations expressed in any forward-looking statements if one or more of the underlying assumptions and/or expectations prove to be inaccurate or is unrealized. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Financial Measures (Non-GAAP)

In addition to the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release includes the following Non-GAAP financial measures: adjusted EBIT, adjusted EBIT margin, and adjusted earnings per diluted share. We define adjusted EBIT as the GAAP measure EBIT adjusted for non-core, unusual, or non-recurring items. Adjusted earnings per diluted share is defined as the GAAP measure earnings per diluted share adjusted for non-core, unusual, or non-recurring items. Adjusted EBIT margin is defined as adjusted EBIT divided by the GAAP measure sales revenue in the Company's Unaudited Consolidated Statement of Earnings, Comprehensive Income and Retained Earnings for the same periods. Any adjustments described above that are zero for a given period are excluded from the reconciliation tables presented in this release. See the reconciliation tables presented in this release for a detailed reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure.

We believe that in addition to our results determined in accordance with GAAP, these Non-GAAP financial measures provide useful information to both management and investors in measuring our financial performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP measures. These Non-GAAP financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. Non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Our presentation of Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as comparative measures.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on November 4, 2025, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on November 3, 2025. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 369653. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, November 4, 2025, through 11:59 p.m. Eastern Time, November 14, 2025, Toll Free at +1 (866) 813-9403, passcode 372027.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2024 revenue of approximately $9.4 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
November 3, 2025

For Eastman Chemical Company Third Quarter 2025 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2025	2024	2025	2024
Sales	$2,202	$2,464	$6,779	$7,137
Cost of sales (1)(2)	1,769	1,859	5,273	5,401
Gross profit	433	605	1,506	1,736
Selling, general and administrative expenses	160	183	499	554
Research and development expenses	63	65	197	184
Asset impairments, restructuring, and other charges, net	20	30	42	41
Other components of post-employment (benefit) cost, net	(1)	(5)	(4)	(14)
Other (income) charges, net	3	3	60	42
Earnings before interest and taxes	188	329	712	929
Net interest expense	54	49	156	148
Earnings before income taxes	134	280	556	781
Provision for income taxes	87	99	186	204
Net earnings	47	181	370	577
Less: Net earnings attributable to noncontrolling interest	—	1	1	2
Net earnings attributable to Eastman	$47	$180	$369	$575

Basic earnings per share attributable to Eastman	$0.41	$1.55	$3.21	$4.91
Diluted earnings per share attributable to Eastman	$0.40	$1.53	$3.18	$4.86

Shares (in millions) outstanding at end of period	114.1	115.9	114.1	115.9
Shares (in millions) used for earnings per share calculation
Basic	114.4	116.4	114.9	117.0
Diluted	115.4	117.8	116.0	118.3
(1)Third quarter and first nine months 2025 includes inventory adjustment charges of $2 million related to the decommissioning of certain assets at performance films facilities in North America.
(2)Third quarter and first nine months 2024 includes inventory adjustment charges of $7 million related to the planned closure of a solvent-based resins production line at an advanced interlayers facility in North America.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Sales by Segment
Advanced Materials	$728	$787	$2,224	$2,330
Additives & Functional Products	716	744	2,218	2,166
Chemical Intermediates	499	593	1,507	1,631
Fibers	254	336	816	997
Total Sales by Segment	2,197	2,460	6,765	7,124
Other	5	4	14	13
Total Eastman Chemical Company	$2,202	$2,464	$6,779	$7,137

Second Quarter
(Dollars in millions, unaudited)	2025
Sales by Segment
Advanced Materials	$777
Additives & Functional Products	769
Chemical Intermediates	463
Fibers	274
Total Sales by Segment	2,283
Other	4
Total Eastman Chemical Company	$2,287

Table 2B – Sales Revenue Change

	Third Quarter 2025 Compared to Third Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(7)%	(7)%	(1)%	1%
Additives & Functional Products	(4)%	(8)%	3%	1%
Chemical Intermediates	(16)%	(8)%	(8)%	—%
Fibers	(24)%	(24)%	—%	—%
Total Eastman Chemical Company	(11)%	(10)%	(1)%	—%
	First Nine Months 2025 Compared to First Nine Months 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(5)%	(4)%	(1)%	—%
Additives & Functional Products	2%	(1)%	3%	—%
Chemical Intermediates	(8)%	(4)%	(4)%	—%
Fibers	(18)%	(18)%	—%	—%
Total Eastman Chemical Company	(5)%	(5)%	—%	—%

	Third Quarter 2025 Compared to Second Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(6)%	(6)%	(1)%	1%
Additives & Functional Products	(7)%	(7)%	(1)%	1%
Chemical Intermediates	8%	10%	(2)%	—%
Fibers	(7)%	(8)%	1%	—%
Total Eastman Chemical Company	(4)%	(3)%	(1)%	—%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Sales by Customer Location
United States and Canada	$972	$1,032	$2,955	$2,995
Europe, Middle East, and Africa	563	640	1,783	1,949
Asia Pacific	534	653	1,656	1,807
Latin America	133	139	385	386
Total Eastman Chemical Company	$2,202	$2,464	$6,779	$7,137

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Advanced Materials
Earnings before interest and taxes	$41	$100	$278	$335
Cost of sales impact from restructuring activities (2)	2	4	2	4
Asset impairments, restructuring, and other charges, net (2)(3)	10	18	10	18
Excluding non-core items	53	122	290	357
Additives & Functional Products
Earnings before interest and taxes	128	127	418	359
Cost of sales impact from restructuring activities	—	3	—	3
Asset impairments, restructuring, and other charges, net(3)	—	—	4	—
Excluding non-core items	128	130	422	362
Chemical Intermediates
Earnings before interest and taxes	1	43	(10)	81
Fibers
Earnings before interest and taxes	67	112	236	351
Other
Loss before interest and taxes	(49)	(53)	(210)	(197)
Asset impairments, restructuring, and other charges net (4)	10	12	28	23
Environmental and other costs (5)	—	—	40	16
Excluding non-core items	(39)	(41)	(142)	(158)

Total Eastman Chemical Company
Earnings before interest and taxes	188	329	712	929
Cost of sales impact from restructuring activities	2	7	2	7
Asset impairments, restructuring, and other charges, net	20	30	42	41
Environmental and other costs	—	—	40	16
Total earnings before interest and taxes excluding non-core items	$210	$366	$796	$993
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2024 for description of third quarter and first nine months 2024 non-core items.
(2)Third quarter 2025 and first nine months 2025 included inventory adjustment charges of $2 million, severance charges of $4 million, and restructuring charges of $6 million in the Advanced Materials ("AM") segment, related to the decommissioning of certain assets at performance films facilities in North America.
(3)First nine months 2025 included severance charges of $1 million and restructuring charges of $3 million related to the closure of a heat-transfer fluids production line at a North America specialty fluids and energy facility in the Additives & Functional Products segment.
(4)Third quarter 2025 and first nine months 2025 included severance charges of $10 million and $20 million, respectively, related to corporate cost reduction initiatives reported in "Other". Additionally first nine months 2025 included profitability improvement initiatives of $8 million.
(5)First nine months 2025 included environmental and other costs from previously divested or non-operational sites and product lines primarily related to increased chemical costs for groundwater treatment and new and extended remediation costs reported in "Other" to be paid out over 30 years.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$188	$329	$712	$929
Cost of sales	2	7	2	7
Asset impairments, restructuring, and other charges, net	20	30	42	41
Other (income) charges, net	—	—	40	16
Total earnings before interest and taxes excluding non-core items	$210	$366	$796	$993

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Second Quarter
(Dollars in millions, unaudited)	2025
Advanced Materials
Earnings before interest and taxes	$121
Additives & Functional Products
Earnings before interest and taxes	153
Chemical Intermediates
Earnings before interest and taxes	(30)
Fibers
Earnings before interest and taxes	81
Other
Loss before interest and taxes	(103)
Asset impairments, restructuring, and other charges, net	13
Environmental and other costs	40
Excluding non-core items	(50)

Total Eastman Chemical Company
Earnings before interest and taxes	222
Asset impairments, restructuring, and other charges, net	13
Environmental and other costs	40
Total earnings before interest and taxes excluding non-core items	$275

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$222
Asset impairments, restructuring, and other charges, net	13
Other (income) charges, net	40
Total earnings before interest and taxes excluding non-core items	$275

(1)For the description of second quarter 2025 non-core items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2025.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2025		2024		2025		2024
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$53	7.3%	$122	15.5%	$290	13.0%	$357	15.3%
Additives & Functional Products	128	17.9%	130	17.5%	422	19.0%	362	16.7%
Chemical Intermediates	1	0.2%	43	7.3%	(10)	(0.7)%	81	5.0%
Fibers	67	26.4%	112	33.3%	236	28.9%	351	35.2%
Total segment EBIT excluding non-core items	249	11.3%	407	16.5%	938	13.9%	1,151	16.2%
Other	(39)		(41)		(142)		(158)
Total EBIT excluding non-core items	$210	9.5%	$366	14.9%	$796	11.7%	$993	13.9%

	Second Quarter
(Dollars in millions, unaudited)	2025
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$121	15.6%
Additives & Functional Products	153	19.9%
Chemical Intermediates	(30)	(6.5)%
Fibers	81	29.6%
Total segment EBIT excluding non-core items	325	14.2%
Other	(50)
Total EBIT excluding non-core items	$275	12.0%
(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$188	$134	$87	65%	$47	$0.40
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	2	2	1		1	0.01
Asset impairments, restructuring, and other charges, net	20	20	5		15	0.13
Adjustment from tax law changes	—	—	(22)		22	0.20
Interim adjustment to tax provision (2)	—	—	(47)		47	0.40
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$210	$156	$24	16%	$132	$1.14

	Third Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$329	$280	$99	35%	$180	$1.53
Non-Core Items: (1)
Cost of sales impact from restructuring activities	7	7	2		5	0.04
Asset impairments, restructuring, and other charges, net	30	30	8		22	0.19
Interim adjustment to tax provision (2)	—	—	(59)		59	0.50
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$366	$317	$50	16%	$266	$2.26

(1)See Table 3A for description of third quarter 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2025 and 2024 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Nine Months 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$712	$556	$186	34%	$369	$3.18
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	2	2	1		1	0.01
Asset impairments, restructuring, and other charges, net	42	42	11		31	0.27
Environmental and other costs	40	40	9		31	0.26
Adjustment from tax law changes	—	—	(22)		22	0.20
Interim adjustment to tax provision (2)	—	—	(86)		86	0.74
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$796	$640	$99	16%	$540	$4.66

	First Nine Months 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$929	$781	$204	26%	$575	$4.86
Non-Core Items: (1)
Cost of sales impact from restructuring activities	7	7	2		5	0.04
Asset impairments, restructuring, and other charges, net	41	41	11		30	0.27
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(89)		89	0.75
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$993	$845	$131	16%	$712	$6.02

(1)See Table 3A for description of first nine months 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first nine months 2025 and 2024 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Second Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$222	$169	$29	17%	$140	$1.20
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	13	13	5		8	0.08
Environmental and other costs	40	40	9		31	0.26
Interim adjustment to tax provision (2)	—	—	(7)		7	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$275	$222	$36	16%	$186	$1.60

(1)See Table 3A for description of second quarter 2025 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2025 was calculated applying the then forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
	2025	2024
Effective tax rate	34%	26%
Tax impact of current year non-core and unusual items (2)	(1)%	2%
Changes in tax contingencies and valuation allowances	(1)%	(1)%
Forecasted full year impact of expected tax events (3)	(16)%	(11)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent in both first nine months 2025 and 2024, respectively.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(3)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Operating activities
Net earnings	$47	$181	$370	$577
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	129	127	382	380
Asset impairment charges	—	5	—	5
Provision for (benefit from) deferred income taxes	87	(39)	39	(76)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	52	(16)	(131)	(154)
(Increase) decrease in inventories	204	16	73	(222)
Increase (decrease) in trade payables	(120)	(53)	(275)	36
Pension and other postretirement contributions (in excess of) less than expenses	(11)	(10)	(28)	(39)
Variable compensation payments (in excess of) less than expenses	26	64	(60)	44
Other items, net	(12)	121	98	196
Net cash provided by operating activities	402	396	468	747
Investing activities
Additions to properties and equipment	(137)	(120)	(434)	(420)
Government incentives	—	—	14	—
Other items, net	—	18	5	18
Net cash used in investing activities	(137)	(102)	(415)	(402)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(54)	—	290	—
Proceeds from borrowings	—	495	246	1,237
Repayment of borrowings	—	(498)	(550)	(1,039)
Dividends paid to stockholders	(96)	(95)	(287)	(285)
Treasury stock purchases	(50)	(100)	(100)	(200)
Other items, net	(1)	4	(14)	14
Net cash used in financing activities	(201)	(194)	(415)	(273)
Effect of exchange rate changes on cash and cash equivalents	2	8	14	2
Net change in cash and cash equivalents	66	108	(348)	74
Cash and cash equivalents at beginning of period	423	514	837	548
Cash and cash equivalents at end of period	$489	$622	$489	$622

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2025	2024
Total borrowings	$5,075	$5,017
Less: Cash and cash equivalents	489	837
Net debt (1)	$4,586	$4,180
(1)Includes non-cash increase of $68 million in 2025 and non-cash decrease of $32 million in 2024 resulting from foreign currency exchange rates.